News Release
For Immediate Release Company Contact: Jack Collins, Interim CFO Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners Announces New Appointment to Board of Directors

OKLAHOMA CITY – November 17, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP) ("QELP") today announced the appointment of J. Philip McCormick to the Board of Directors of its General Partner. McCormick joins the board as an independent director, chairman of the Audit Committee, and member of the Conflicts and Nominating committees. His appointment was effective November 14, 2008.

McCormick is a seasoned director and financial executive having served as the senior financial officer of three public companies after practicing public accounting for 26 years. His previous public accounting roles include partner, senior management member, and director of KPMG and KMG Main Hurdman. McCormick currently serves as a director and member of the Audit Committee of Renaissance Growth and Income Fund III and senior advisor to Stonehenge Growth Capital, a private equity firm. He formerly served as director of NASDAQ-listed Advanced Neuromodulation Systems where he chaired the Audit Committee

"We are very pleased to welcome Phil McCormick to our Board of Directors,” said Gary Pittman, chairman of the General Partner of QELP. “Phil’s experience as chief financial officer and director of publicly traded companies coupled with his public accounting experience at KPMG, will further strengthen our Board.”

About Quest Energy Partners, L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.